Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2012, with respect to the consolidated financial statements of Tronox Incorporated contained in the proxy statement / prospectus (File No. 333-178835), filed on May 8, 2012, which is incorporated by reference into this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such proxy statement / prospectus.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

July 5, 2012